UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 23, 2009

Skilled Healthcare Group, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-33459	20-3934755
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

27442 Portola Parkway, Suite 200, Foothill Ranch, California		92610
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(949) 282-5800

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On March 25, 2009, Skilled Healthcare Group, Inc., a Delaware corporation (the "Company"), announced that it has accepted the resignation of Mark D. Wortley, Executive Vice President and Chief Executive Officer of Ancillary Companies. Mr. Wortley has agreed to continue his employment to assist the Company with the transition of his responsibilities until June 30, 2009. In accordance with Mr. Wortley’s employment agreement dated as of December 27, 2005 (the "Wortley Employment Agreement"), Mr. Wortley provided written notice of termination to the Company. Pursuant to Section 4(a) (Severance Payments) of the Wortley Employment Agreement, Mr. Wortley is not entitled to any severance payment or benefits.

In connection with Mr. Wortley’s notice of termination, the Company and Mr. Wortley have entered into a Separation Agreement and Release (the "Separation Agreement"), which will become effective as of April 1, 2009, in the event that Mr. Wortley does not revoke the Separation Agreement before such date. The Separation Agreement terminates all prior agreements and understandings between the Company and Mr. Wortley, including without limitation the Wortley Employment Agreement. The Separation Agreement also releases the Company from any and all claims relating to or arising from Mr. Wortley’s employment relationship with the Company and the termination of such relationship. The foregoing description is qualified in its entirety by reference to the full text of the Separation Agreement, a copy of which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

The Company and Mr. Wortley have further agreed to enter into an Independent Contractor Agreement (the "Contractor Agreement"), effective July 1, 2009, whereby Mr. Wortley will provide general consultative services as requested through December 31, 2010. Pursuant to the terms of the Contractor Agreement, the Company will pay Mr. Wortley $5,555.55 monthly in exchange for consulting services provided by Mr. Wortley during the period commencing July 1, 2009 and ending December 31, 2010 (the "Consulting Period"). In addition, the Company will pay COBRA healthcare insurance premiums on behalf of Mr. Wortley during the Consulting Period. For a period of two years following the effective date of the Contractor Agreement, Mr. Wortley will be subject to non-solicitation and non-compete commitments within a defined geographic area. The foregoing description is qualified in its entirety by reference to the full text of the Contractor Agreement, a copy of which is filed herewith as Exhibit 10.2 and incorporated herein by reference.

On March 25, 2009, the Company issued a press release announcing the resignation of Mr. Wortley as Executive Vice President and Chief Executive Officer of Ancillary Companies, effective June 30, 2009. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

(c) The Company also announced that, effective as of March 23, 2009, the Company has entered into an employment agreement with Kelly J. Gill, age 54, as Executive Vice President of the Company. Mr. Gill commenced his employment on March 23, 2009 and, on the termination of Mr. Wortley’s employment with the Company, will become Executive Vice President of the Company and President of Hallmark Rehabilitation GP, LLC and Hospice Care of the West. Mr. Gill has over 25 years of healthcare and rehabilitation services experience. From 2001 to 2008, Mr. Gill served as Chief Operating Officer of Outpatient Imaging Affiliates, a privately held diagnostic imaging healthcare-services organization focused on the development of state-of-the-art diagnostic imaging centers in partnership with hospitals, physicians and major academic institutions. From 1999 to 2001, Mr. Gill served as Chief Operating Officer of Spheris, Inc., a public e-healthcare organization focused on the development and utilization of industry-leading digital and web-based transcription services and medical data management services. Since 1979, Mr. Gill has held various positions, including President and Chief Executive Officer, Senior Vice President and Regional Administrator, at healthcare and rehabilitation services companies throughout the country.

The terms of Mr. Gill’s employment agreement are described below.

There is currently no arrangement or understanding between Mr. Gill and any other persons pursuant to which he was selected as Executive Vice President of the Company and President of Hallmark Rehabilitation GP, LLC and Hospice Care of the West and Mr. Gill is not a party to any transaction that would be required to be disclosed by the Company pursuant to Item 404(a) of Regulation S-K.

On March 25, 2009, the Company issued a press release announcing the appointment of Mr. Gill as Executive Vice President. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

(e) Employment Agreement with Kelly Gill.

The description below summarizes the terms of Mr. Gill’s employment agreement with the Company (the "Gill Employment Agreement"). This description is not complete and is qualified in its entirety by reference to the full text of the Gill Employment Agreement, a copy of which is filed herewith as Exhibit 10.3 and incorporated herein by reference.

Term. The Gill Employment Agreement commences on March 23, 2009 and ends on March 23, 2010, subject to automatic renewal for successive one-year periods unless either party provides notice of such party’s intention not to extend the Gill Employment Agreement.

Base Salary. Mr. Gill will earn an initial base salary of $330,000 per year, which may be increased annually in the discretion of the Board of Directors of the Company (the "Board").

Annual Bonus. Mr. Gill will be eligible to participate in an annual performance-based bonus plan, which is similar to the bonus plan applied to other senior officers of the Company, and will have the opportunity to earn a bonus of up to 60% of his pro-rata annual base salary.

Equity Plan. Subject to Board approval, Mr. Gill will also be eligible to participate in the Company’s 2007 Equity Award Plan pursuant to which he will receive (i) 45,000 shares of performance-based restricted Class A common stock, subject to satisfaction of performance conditions, and (ii) an option to purchase 90,000 shares of Class A common stock, which stock options will have an exercise price equal to the closing market price of the Company’s common stock on the date of grant. The shares of performance-based restricted stock and options will vest in four equal installments on each of the first four anniversaries of the grant date, subject to Mr. Gill’s continued employment with the Company and, in the case of the shares of performance-based restricted stock, subject to satisfaction of certain performance criteria.

Relocation Compensation. Mr. Gill will receive $25,000 plus a tax gross-up payment on the relocation compensation for relocation of his primary residence to California.

Severance. In the event Mr. Gill’s employment is terminated by the Company for cause, upon Mr. Gill’s resignation or upon non-extension of the term of his employment by Mr. Gill, Mr. Gill will not be entitled to any severance payment.

In the event Mr. Gill’s employment is terminated as a result of his death or disability, Mr. Gill will be entitled to receive a bonus representing a pro rated portion of the bonus that he would have received had he been employed for the full year and, if terminated due to disability, a lump sum equal to the amount Mr. Gill would have received in respect of his base salary upon a termination by the Company without cause, less certain disability plan benefits paid to him.

In the event Mr. Gill’s employment is terminated due to non-extension of the term by the Company, Mr. Gill will be eligible to receive a pro rated bonus payment for the portion of the year that he worked as well as a lump-sum amount equal to the annual base salary he would have been entitled to receive had he continued employment for a period of 12 months following the date of termination.

In the event that Mr. Gill is terminated without cause by the Company, the Company is obligated to pay Mr. Gill (i) a lump-sum cash payment equal to the then-current annual salary he would have been entitled to receive for a period of 18 months following the date of termination; (ii) a bonus representing a fraction of what he would have received had he been employed for the full year; and (iii) coverage for medical benefits for Mr. Gill and, where applicable, his spouse and dependents, life insurance and disability insurance for a period of 12 months following the date of termination.

Non-Competition. Mr. Gill has agreed, during his employment with the Company and for a two-year period following his termination, not to undertake or engage in, directly or indirectly, certain activities which compete with the business of the Company, as described in more detail in the Gill Employment Agreement.

Indemnification. Under the Gill Employment Agreement, the Company will indemnify Mr. Gill to the fullest extent permitted by applicable law against certain liabilities that arise by reason of his service or status as an officer of the Company.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1 Separation Agreement and Release, dated March 24, 2009, between the Company and Mark D. Wortley.

10.2 Independent Contractor Agreement, dated July 1, 2009, between the Company and Mark D. Wortley.

10.3 Employment Agreement, dated March 23, 2009, between the Company and Kelly J. Gill.

10.9* Employment Agreement, dated December 27, 2005, between the Company and Mark D. Wortley.

99.1 Press Release, dated March 25, 2009.

* Previously filed as Exhibit 10.9 to the Company’s Registration Statement on Form S-1 (File. No. 333-137897) filed on October 10, 2006, as amended.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Skilled Healthcare Group, Inc.

March 27, 2009	By:	/s/ Roland G. Rapp

Name: Roland G. Rapp
Title: Executive Vice President, General Counsel and Secretary

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Exhibit Index

Exhibit No.	Description

10.1	Separation Agreement and Release, dated March 24, 2009, between the Company and Mark D. Wortley.
10.2	Independent Contractor Agreement, dated July 1, 2009, between the Company and Mark D. Wortley.
10.3	Employment Agreement, dated March 23, 2009, between the Company and Kelly J. Gill.
99.1	Press Release, dated March 25, 2009.